Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of China Commercial Credit, Inc. on Form S-1 Amendment #2 File No. 333-193360 of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of China Commercial Credit, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
April 4, 2014

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